Exhibit 5.1

Mayer Brown International LLP

201 Bishopsgate

London EC2M 3AF

Telephone: +44 20 3130 3000

Fax: +44 20 3130 3001

www.mayerbrown.com

DX 556 London and City

September 18, 2012

Novartis AG
Lichtstrasse 35
4056 Basel

Switzerland

Novartis Capital Corporation

230 Park Avenue, 21st Floor
New York, New York 10169

Novartis Securities Investment Ltd.

131 Front Street

Hamilton, HM12, Bermuda

Re:          Novartis AG

Novartis Capital Corporation

Novartis Securities Investment Ltd.

Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We have represented Novartis AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland (the “Guarantor”), Novartis Capital Corporation, a Delaware corporation, and Novartis Securities Investment Ltd., a limited liability company organized under the laws of Bermuda (together with Novartis Capital Corporation, the “Issuers”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form F-3 (the “Registration Statement”) relating to debt securities of the Issuers (the “Debt Securities”), which are fully and unconditionally guaranteed by the Guarantor and guarantees (the “Guarantees”) of the Guarantor in respect of the Debt Securities.

The Debt Securities are to be issued under an indenture (the “Indenture”) among the Issuers and Novartis Finance S.A., as issuers, the Guarantor, as guarantor, and HSBC Bank USA, National Association, as trustee (the “Trustee”), dated as of February 10, 2009, with certain terms of the Debt Securities to be established by or pursuant to resolutions of the Boards

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359) which is authorised and regulated by the Solicitors Regulation Authority. We operate in combination with other Mayer Brown entities with offices in the United States, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We use the term “partner” to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

of Directors of the Issuers as part of the corporate action taken and to be taken relating to the issuance of the Debt Securities (the “Corporate Proceedings”).

In rendering the opinions expressed herein, we have examined and are familiar with (i) the Registration Statement as an exhibit to which this opinion will be filed, (ii) the Indenture and (iii) the form of Guaranteed Debt Security (including the form of Guarantee) attached as an exhibit to the Registration Statement. We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:

(i)                  Based solely on certificates from the Secretary of State of the State of Delaware, Novartis Capital Corporation is a corporation validly existing in good standing under the laws of the State of Delaware.

(ii)               The Indenture has been duly authorized, executed and delivered by Novartis Capital Corporation and (assuming the Indenture has been duly authorized, executed and delivered by Novartis Securities Investment Ltd., Novartis Finance S.A., the Guarantor, and the Trustee), the Indenture constitutes a valid and binding obligation of the Issuers and the Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii)            The Debt Securities, assuming the due authorization thereof, the completion of the Corporate Proceedings with respect thereto and the consistency of the terms thereof with the description of the Debt Securities contained in the Registration Statement and any applicable prospectus supplement, when duly executed and delivered and authenticated in accordance with the Indenture and when payment therefor is received, will constitute valid and binding obligations of the Issuers enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iv)           The Guarantees, assuming the due authorization thereof by the Guarantor under the laws of Switzerland, the consistency of the terms thereof with the description of the Guarantees contained in the Registration Statement and any applicable prospectus supplement and the due authorization of the Debt Securities that are guaranteed by the Guarantor, when duly executed and delivered and endorsed on a Debt Security, will constitute valid and binding obligations of the Guarantor enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction. In rendering this opinion, we have assumed, without independent investigation, the correctness of (i) the opinion dated September 18, 2012 of Bär & Karrer AG, as to all matters of law covered therein relating to the laws of Switzerland and (ii) the opinion dated September 18, 2012 of Appleby (Bermuda) Limited, as to all matters of law covered therein relating to the laws of Bermuda, copies of which are being filed as exhibits to the Registration Statement.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Mayer Brown International LLP

MAYER BROWN INTERNATIONAL LLP